Exhibit 99.3
BOOZ ALLEN HAMILTON HOLDING CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
Article I
Purpose
     The purpose of the Booz Allen Hamilton Holding Corporation Employee Stock Purchase Plan (the “Plan”) is to provide Employees of the Company and its Subsidiaries with an opportunity to purchase Common Stock of the Company through payroll deductions. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of Section 423 of the Code and the regulations promulgated thereunder.
Article II
Definitions
     Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:
(a) “Acquisition Date” means the last day of each Offering Period at which time the Shares subject to a Share Purchase Right granted under the Plan may be purchased by and on behalf of the Participant.
(b) “Administrator” means the Board or such other person or committee as the Board shall appoint.
(c) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.
(d) “Board” means the Company’s Board of Directors.
(e) “Change in Control Date” means the date as of which the first of the following events occurs:
(i) the acquisition, directly or indirectly, by any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) (other than the Company, any Subsidiary, any Principal Stockholder or any Affiliate thereof, an employee benefit plan maintained by the Company, or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) of fifty (50) percent or more of the total combined voting power of the Company’s then outstanding voting securities;

(ii) the merger or consolidation of the Company, as a result of which persons who were shareholders of the Company immediately prior to such merger or consolidation, together with the Principal Stockholders, do not, immediately thereafter, own, directly or indirectly, more than fifty (50) percent of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company;
(iii) the liquidation or dissolution of the Company other than a liquidation or dissolution of the Company into a Subsidiary or for the purposes of effecting a corporate restructuring or reorganization as a result of which persons who were shareholders of the Company immediately prior to such liquidation or dissolution, together with the Principal Stockholders, continue to own immediately thereafter, directly or indirectly, more than fifty (50) percent of the combined voting power entitled to vote generally in the election of directors of the entity that owns, directly or indirectly, substantially all of the assets of the Company following such transaction; or
(iv) the sale, transfer or other disposition of all or substantially all of the assets of the Company to one or more persons or entities that are not, immediately prior to such transaction, Affiliates of the Company, or any employee benefit plan of the Company (other than by way of a transaction that would not be deemed a Change in Control pursuant to clauses (a) or (b) above);
in each case, provided that such event constitutes a “change in control” within the meaning of Section 409A of the Code.
     Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code or as a result of any restructuring that occurs as a result of any such proceeding.
(f) “Code” means the Internal Revenue Code of 1986, as amended.
(g) “Common Stock” means the class A common stock of the Company, par value $0.01 per share, and such other class of stock into which such common stock is hereafter converted or exchanged.
(h) “Company” means Booz Allen Hamilton Holding Corporation, a Delaware corporation, and any successor thereto.
(i) “Compensation” means the base salary or wages and overtime of an Employee. Compensation shall be determined prior to the Employee’s pre-tax contributions pursuant to Section 125 or 401(k) of the Code. If determined by the Administrator, other forms of compensation may be included in or excluded from the definition of Compensation.

(j) “Contribution” means the amount of after-tax payroll deduction an Employee has made, as set out in such Employee’s payroll deduction authorization form. If the Administrator so determines, a Contribution for Employees on a Company-approved leave of absence shall include a cash contribution equal to the amount of the after-tax payroll deduction an Employee would have made if such Employee had been receiving Compensation during the Company-approved leave of absence.
(k) “Designated Subsidiary” means the Subsidiary or Subsidiaries of the Company that have been designated from time to time by the Administrator in its sole discretion as eligible to participate in the Plan.
(l) “Effective Date” means the date on which the Plan is approved by the shareholders of the Company, which date shall be within the twelve months before or after the date the Plan is approved by the Board.
(m) “Employee” means any person who performs services for, and who is classified as an employee on the payroll records of, the Company or a Designated Subsidiary. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). For purposes of this Plan, where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period.
(n) “Fair Market Value” of a Share as of a given date shall be:
(i) If the Common Stock is listed on any established stock exchange or a national market system, the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or, if not so reported, such other source as the Administrator deems reliable;
(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Administrator shall determine the Fair Market Value in good faith with reference to the mean between the high bid and low asked prices for a Share on the date of determination and sales prices of securities issued to investors in any recent arm’s length transactions; or
(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator with reference to the most recent valuation of the Common Stock performed by an independent valuation consultant or appraiser of nationally recognized standing

(which valuation shall be prepared not less frequently than annually) and sales prices of securities issued to investors in any recent arm’s length transactions.
(o) “Offer Date” means the first day of each Offering Period.
(p) “Offering Period” means a period of time specified by the Administrator (which period shall be no longer than twelve (12) months), beginning on the Offer Date and ending on the Acquisition Date. Initially, each Offering Period shall be a period of three months, beginning on the first business day of each fiscal quarter and ending on the last business day of each fiscal quarter.
(q) “Participant” means an individual who becomes a participant in the Plan pursuant to Article V.
(r) “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or any other entity of whatever nature.
(s) “Plan” shall have the meaning set forth in Article I.
(t) “Principal Stockholders” means (i) Explorer Coinvest LLC, a Delaware limited liability company, and (ii) any of its Affiliates to which (a) the Principal Stockholder identified in clause (i) or any other Person transfers Common Stock or (b) the Company issues Common Stock.
(u) “Purchase Price” means the purchase price per Share subject to the Share Purchase Right determined pursuant to Section 6.3.
(v) “Securities Act” means the Securities Act of 1933, as amended.
(w) “Share” means a share of Common Stock.
(x) “Share Purchase Right” means a right that entitles the holder to purchase from the Company a stated number of Shares in accordance with, and subject to, the terms and conditions of the Plan.
(y) “Subsidiary” of an entity means any corporation in an unbroken chain of corporations beginning with such entity if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Article III
Available Shares and Adjustments
     Section 3.1 Available Shares. Subject to adjustments as provided in this Article III, the maximum number of Shares available for purchase on or after the Effective Date is 1,000,000 Shares. Shares issued under the Plan may be Shares of original issuance, Shares held in treasury, or Shares that have been reacquired by the Company.
     Section 3.2 Adjustments.
(a) Changes in Capitalization. In the event of any recapitalization, reclassification, stock split, extraordinary dividend, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination, liquidation, dissolution, or sale, transfer, exchange or any disposition of all or substantially all of the capital stock or assets of the Company, exchange of Common Stock or other securities of the Company or other similar corporate transaction or event that affects the Common Stock such that an adjustment to Share Purchase Rights or the Plan is determined by the Administrator to be necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to a Share Purchase Right, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of the number and kind of Shares (or other securities or property) with respect to which a Share Purchase Right may be granted under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares that may be issued under the Plan). All determinations and adjustments made by the Administrator in good faith pursuant to this Section 3.2 shall be final and binding on the affected Participants and the Company. Any adjustment of an Award pursuant to this Section 3.2 shall be effected in compliance with Section 423 of the Code.
(b) Change in Control. Notwithstanding any other provision of this Plan, in the event of a Change in Control the Board may prescribe that (i) any Offering Period then in progress may be shortened by changing the Acquisition Date to the Change in Control Date or the date immediately prior to the Change in Control Date, (ii) all outstanding Share Purchase Rights shall be canceled as of the Change in Control Date and each Participant shall be entitled to a payment per Share Purchase Right (in cash or other property as determined by the Administrator), equal to the difference between the per Share Fair Market Value as of the Change in Control Date and the Purchase Price determined in accordance with Section 6.3 as if the Share Purchase Right had been executed under the preceding clause (i) or (iii) a substitute right to purchase shares shall be granted for each outstanding Share Purchase Right in accordance with Section 424 of the Code. Nothing in this Section 3.2(b) shall affect in any way the Company’s right to terminate the Plan at any time pursuant to Section 10.8.

(c) Insufficient Shares. If the Administrator determines that, on a given Acquisition Date, the number of Shares that may be purchased under the outstanding Share Purchase Rights for the applicable Offering Period may exceed (i) the number of Shares that were available for issuance under the Plan on the Offer Date of the applicable Offering Period or (ii) the number of Shares available for sale under the Plan on such Acquisition Date, including but not limited to by reason of a limitation on the maximum number of Shares that may be purchased set by the Administrator pursuant to Section 6.2(a) or (b), the Administrator shall make a pro rata allocation of the Shares available for issuance on such Acquisition Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants purchasing Shares on such Acquisition Date, and unless additional Shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 10.8 hereof. The Company may make pro rata allocation of the Shares available on the Offer Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s shareholders subsequent to such Offer Date. If the Plan is so terminated, then the balance of the amount credited to the Participant’s account which has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable without any interest thereon.
Article IV
Eligibility
     Section 4.1 Eligible Employees. Any person who is an Employee of the Company or a Designated Subsidiary as of the Offer Date for a given Offering Period shall be eligible to participate in the Plan for such Offering Period, subject to the requirements of this Article IV and the limitations imposed by Section 423(b) of the Code. Notwithstanding the foregoing, the Administrator may, on a prospective basis, (i) exclude from participation in the Plan Employees (a) whose customary employment is for not more than 20 hours per week or five months per year or (b) who are citizens or residents of a non-U.S. jurisdiction if grant of a Share Purchase Right under the Plan is prohibited under the laws of such jurisdiction or compliance with the laws of such jurisdiction would cause the Plan or any actions under the Plan to violate Section 423 of the Code and (ii) impose an eligibility service requirement of up to two years of employment. The Administrator may also determine that a designated group of highly compensated employees (within the meaning of Section 414(q) of the Code) are ineligible to participate in the Plan.
     Section 4.2 Five Percent Shareholders. Notwithstanding any other provision of the Plan to the contrary, no Employee shall be eligible to participate in the Plan if, after giving effect to the grant of a Share Purchase Right in the next Offering Period, the Employee (or any other person whose stock would be attributed to the Employee pursuant to Section 424(d) of the Code) owns and/or holds Common Stock and outstanding rights to purchase Common Stock possessing, in the aggregate, five percent or more of the total combined voting power or value of all issued and outstanding stock of the Company.
Article V
Participation
     Section 5.1 An eligible Employee may become a Participant in the Plan by completing a payroll deduction authorization form and any other required enrollment documents provided by the Administrator or its designee and submitting them to the Administrator or its designee in accordance with the rules established by the Administrator. The enrollment documents shall set forth the portion of the Participant’s Compensation, up to fifteen percent, including any minimum Contribution percentage and any minimum percentage increments, to be paid as Contributions pursuant to the Plan. An Employee’s payroll deduction authorization shall become effective on the Offer Date. Amounts deducted from a Participant’s Compensation pursuant to this Article V shall be credited to the Participant’s Plan account. No interest shall be payable on the amounts credited to the Participant’s Plan account.
     Section 5.2 A Participant’s election to participate in the Plan with respect to an Offering Period shall enroll such Participant in the Plan for each successive Offering period at the same payroll deduction percentage as in effect at the termination of the prior Offering Period, unless (i) such Participant delivers to the Company a different election with respect to the successive Offering Period by such time and in such manner as is designated by the Administrator for enrollment in the Plan for such successive Offering Period, (ii) such Participant withdraws from the Plan pursuant to Article IX or becomes ineligible for participation in the Plan or (iii) the Administrator determines that elections for all Participants shall cease at the end of an applicable Offering Period.
     Section 5.3 Each Employee who is granted a Share Purchase Right under the Plan for any Offering Period shall have the same rights and privileges as all other Employees granted Share Purchase Rights under the Plan for such Offering Period.
Article VI
Share Purchase Rights
     Section 6.1 Number of Shares. (a) Each Eligible Employee who on the Offer Date is a Participant participating in such Offering Period shall be granted a Share Purchase Right to purchase Shares on the Acquisition Date for such Offering Period. Subject to the limitations set forth in Section 6.2, the number of Shares subject to such Share Purchase Right shall be the number of whole Shares determined by dividing the Purchase Price into the balance credited to the Participant’s account as of the Acquisition Date.

     Section 6.2 Limitation on Purchases. Participant purchases are subject to adjustment as provided in Section 3.2(c) and to the following limitations:
(a) Offering Period Limitation. Subject to the calendar year limits provided in Section 6.2(b), the maximum value of Shares that a Participant shall have the right to purchase in any Offering Period pursuant to a Share Purchase Right or right intended to qualify under Section 423 of the Code shall be equal to 15% of the Participant’s Compensation or such lesser percentage as the Administrator shall determine. The Administrator may also set a maximum aggregate number of Shares or maximum aggregate Fair Market Value of Shares that may be purchased pursuant to Share Purchase Rights with respect to any Offering Period or on any Acquisition Date (subject to the $25,000 limitation in Section 6.2(b)).
(b) Calendar Year Limitation. Notwithstanding Section 6.2(a), in the event that a Participant is granted a Share Purchase Right that permits such Participant to purchase Shares that, together with all other Share Purchase Rights granted to the Participant during the same calendar year under this Plan and any other plan of the Company or any Subsidiary of the Company that are qualified under Section 423 of the Code, has an aggregate value in excess of $25,000 (determined on the date of grant), such Share Purchase Right shall be reduced such that the aggregate value of all Share Purchase Rights granted to or exercisable by the Participant during the same calendar year under any plan of the Company or any Subsidiary of the Company that are qualified under Section 423 of the Code is $25,000. The Administrator may also set a maximum aggregate number of Shares or maximum aggregate Fair Market Value of Shares, which is less than the $25,000 limitation set forth in this Section 6.2(b), that may be purchased pursuant to Share Purchase Rights in a calendar year.
(c) Refunds. As of the first date on which a Participant’s ability to purchase Shares is limited by this Section 6.2, the Participant’s payroll deductions shall terminate, and any excess payroll deductions credited to his or her account shall be paid to the Participant as soon as reasonably practicable without any interest thereon.
     Section 6.3 Purchase Price. The purchase price per Share shall be ninety-five percent (95%) of the Fair Market Value of a Share on the Acquisition Date (the “Purchase Price”), or such other Purchase Price as shall be determined by the Administrator; provided that such Purchase Price shall not be less than eighty-five percent (85%) of the Fair Market Value of a Share on the Acquisition Date.
Article VII
Purchase of Shares Under Share Purchase Rights
     Section 7.1 Purchase. Unless a Participant withdraws from the Plan as provided in Article IX, each Participant shall automatically purchase and acquire as of the Acquisition Date the number of whole Shares subject to the Share Purchase Right that may be purchased at the Purchase Price for that Share Purchase Right with the Contributions in such Participant’s account. Any surplus in the account that is insufficient to purchase a whole Share shall be carried forward into the next Offer Period unless the Participant has elected to withdraw from the Plan pursuant to Article IX or the Administrator determines that surplus amounts for Participants shall not be carried forward, in which case such surplus amount shall be distributed to the Participant as soon as reasonably practicable without any interest thereon.
     Section 7.2 Registration compliance.
(a) No Shares may be purchased under a Share Purchase Right unless the Shares to be issued or transferred upon purchase are covered by an effective registration statement pursuant to the Securities Act or are eligible for an exemption from the registration requirements, and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan.
(b) If, on an Acquisition Date of any Offering Period, the Shares are not registered or exempt or the Plan is not in such compliance, no Shares under the Share Purchase Rights granted under the Plan shall be purchased on the Acquisition Date. The Acquisition Date shall be delayed until the Shares are subject to such an effective registration statement or exempt, and the Plan is in such compliance. The Acquisition Date shall in no event be more than five years from the Offer Date.
(c) If, on the Acquisition Date of any Offering Period, as delayed to the maximum extent permissible, the Shares are not registered or exempt and the Plan is not in such compliance, no Shares under the Share Purchase Rights shall be purchased, and all Contributions accumulated during the Offering Period (reduced to the extent, if any, such deductions have been used to acquire Shares) shall be distributed to the Participants as soon as reasonably practicable without any interest thereon.
     Section 7.3 Delivery of Shares. As soon as practicable after each Acquisition Date, the Company shall deliver the Shares acquired by each Participant during an Offering Period to the Participant or an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company.
     Section 7.4 Vesting. A Participant’s interest in the Common Stock purchased upon the purchase of Shares under a Share Purchase Right shall be immediately vested and nonforfeitable.
     Section 7.5 Nontransferability. Each Share Purchase Right granted under this Plan shall be nontransferable. During the lifetime of the Participant to whom the Share Purchase Right is granted, the Shares under a Share Purchase Right may be purchased only by the Participant. No right or interest of a Participant in any Share Purchase Right shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

Article VIII
Restrictions on Sale
     Shares of Common Stock purchased under the Plan shall not be transferable by a Participant for a period of 6 months immediately following the Acquisition Date on which such Shares were purchased, or such longer or shorter period as the Administrator shall determine with respect to any Offering Period.
Article IX
Withdrawal From Participation and Termination of Employment
     A Participant may revoke his or her payroll deduction authorization form for an Offering Period and withdraw from participation in the Plan for that Offering Period by giving written or electronic notice authorized by the Administrator to that effect to the Administrator at such time before the Acquisition Date as may be established by the Administrator. In the event of a Participant’s withdrawal in accordance with the preceding sentence, all of the payroll deductions credited to his or her account shall be paid to the Participant as soon as reasonably practicable after receipt of the notice of withdrawal, without any interest thereon, and no further payroll deductions shall be made from his or her Compensation for that Offering Period. A Participant shall be deemed to have elected to withdraw from the Plan in accordance with this Article IX if he or she ceases to be an employee of the Company and its Subsidiaries for any reason. A Participant’s withdrawal (other than due to a termination of employment) during an Offering Period shall not have any effect upon the Participant’s eligibility to participate in the Plan during a subsequent Offering Period.
Article X
General Provisions
     Section 10.1 Administration. The Plan shall be administered by the Administrator, which shall be appointed by the Board. The Administrator may prescribe, amend and rescind rules and regulations relating to the administration of the Plan and make all other determinations necessary or advisable for the administration and interpretation of the Plan. Any authority exercised by the Administrator under the Plan shall be exercised by the Administrator in its sole discretion. Determinations, interpretations, or other actions made or taken by the Administrator under the Plan shall be final, binding, and conclusive for all purposes and upon all persons.
     Section 10.2 Delegation by the Administrator. All of the powers, duties, and responsibilities of the Administrator specified in this Plan may be exercised and performed by the Administrator or any designee to the extent authorized by the Administrator to exercise and perform such powers, duties and responsibilities, and any determination, interpretation, or other action taken by such designee shall have the same effect hereunder as if made or taken by the Administrator.

     Section 10.3 Tax Withholding. The Company shall have the power to withhold, or to require the Participant to remit to the Company, an amount in cash sufficient to satisfy all U.S. federal, state, local, and any non-U.S. withholding tax or other governmental tax, charge or fee requirements in respect of any payment under the Plan.
     Section 10.4 No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ or retention of the Company.
     Section 10.5 Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.
     Section 10.6 Freedom of Action. Nothing in the Plan shall be construed as limiting or preventing the Company or any of its affiliates from taking any action that it deems appropriate or in its best interest (as determined in its sole and absolute discretion) and no Participant (or person claiming by or through a Participant) shall have any right relating to the diminishment in the value of any account or any associated return as a result of any such action. The foregoing shall not constitute a waiver by a Participant of the terms and provisions of the Plan.
     Section 10.7 Term of Plan. The Plan shall be effective upon the Effective Date. The Plan shall terminate on the earlier of (i) the fifth anniversary of the Effective Date, (ii) the termination of the Plan pursuant to Section 10.8 or (iii) when no more Shares are available for issuance under the Plan. Upon termination of the Plan, all funds accumulated in a Participant’s account shall be paid to such Participant as soon as reasonably practicable without any interest thereon, and all Share Purchase Rights shall automatically terminate.
     Section 10.8 Amendment or Alteration. Notwithstanding Section 10.1, the Board or the Administrator may at any time amend, suspend, discontinue or terminate the Plan; provided that if the Plan is amended in a manner that is considered the adoption of a new plan pursuant to Section 423 of the Code, including (i) an increase in the aggregate number of Shares that may be issued under the Plan pursuant to Section 3.1 (other than an increase merely reflecting a change in the number of outstanding Shares, such as a stock dividend or stock split), (ii) a change in the granting Company or the stock available for purchase under the Plan or (iii) a change in the designation of corporations whose Employees may be offered Share Purchase Rights under the Plan, the shareholders of the Company must reapprove the Plan within twenty-four (24) months.

     Section 10.9 Severability. The holding of any provision of this Plan to be illegal, invalid, or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Plan, which shall remain in full force and effect.
     Section 10.10 Assignment. Except as otherwise provided in this Section 10.10, this Plan shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors, and assigns. Neither this Plan nor any right or interest hereunder shall be assignable by the Participant, his beneficiaries, or legal representatives; provided that nothing in this Section 10.10 shall preclude the Participant from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators, or other legal representatives of the Participant or his estate from assigning any rights hereunder to the person or persons entitled thereunto. This Plan shall be assignable by the Company to a Subsidiary or Affiliate of the Company; to any corporation, partnership, or other entity that may be organized by the Company, its general partners, or its Participants, as a separate business unit in connection with the business activities of the Company or Participants; or to any corporation, partnership, or other entity resulting from the reorganization, merger, or consolidation of the Company with any other corporation, partnership, or other entity, or any corporation, partnership, or other entity to or with which all or any portion of the Company’s business or assets may be sold, exchanged, or transferred.
     Section 10.11 No Attachment. Except as required by law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
     Section 10.12 Headings. The Section headings appearing in this Plan are used for convenience of reference only and shall not be considered a part of this Plan or in any way modify, amend, or affect the meaning of any of its provisions.
     Section 10.13 Rules of Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. That this Plan was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Plan.
     Section 10.14 Governing Law. This Plan and its enforcement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

     Section 10.15 Transferability. Rights under the Plan are not transferable by a Participant and, during the Participant’s lifetime, may be exercised only by the Participant.